As filed with the Securities and Exchange Commission on June 6, 2011

Registration No. 333-136874

Registration No. 333-171462

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-136874

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-171462

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRONCO DRILLING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1381	20-2902156
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

16217 North May Avenue Edmond, Oklahoma		73013
(Address of Principal Executive Offices)		(Zip Code)

Bronco Drilling Company, Inc. 2006 Stock Incentive Plan

(Full title of each Plan)

D. Frank Harrison

Chairman of the Board and

Chief Executive Officer

Bronco Drilling Company, Inc.

16217 North May Avenue

Edmond, Oklahoma 73013

(405) 242-4444

(Name, address and telephone number of agent for service)

Copy to:

William T. Heller IV

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

(713) 654-8111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of Bronco Drilling Company, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-136874, registering 2,500,000 shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), issuable under the Company’s 2005 Stock Incentive Plan and 2006 Stock Incentive Plan; and

•	Registration Statement No. 333-171462, registering 2,500,000 shares of Company Common Stock issuable under the Company’s 2006 Stock Incentive Plan.

On June 6, 2011, pursuant to that certain Agreement and Plan of Merger, dated as of April 14, 2011 and amended as of May 17, 2011 (as so amended, the “Merger Agreement”), by and among the Company, Chesapeake Energy Corporation, an Oklahoma corporation (“Parent”), and Nomac Acquisition, Inc., a Delaware corporation (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, by means of the post-effective amendments, removes from registration any and all securities of the Company that had been registered for issuance but remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to registration statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Edmond, Oklahoma, on the 6th day of June, 2011.

BRONCO DRILLING COMPANY, INC.

By:	/S/ D. FRANK HARRISON
D. Frank Harrison
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to registration statements on Form S-8 have been signed by the following persons in the capacities indicated below on the 6th day of June, 2011.

Signature	Title	Date

/S/ D. FRANK HARRISON	Chairman of the Board and Chief Executive Officer	June 6, 2011
D. Frank Harrison	(Principal Executive Officer)

/S/ MATTHEW S. PORTER	Chief Financial Officer, Secretary and Treasurer	June 6, 2011
Matthew S. Porter	(Principal Financial Officer)

President
Mark Dubberstein

/S/ ZACHARY M. GRAVES	Executive Vice President – Operations	June 6, 2011
Zachary M. Graves

/S/ STEVEN R. STARKE	Chief Accounting Officer	June 6, 2011
Steven R. Starke

/S/ RICHARD B. HEFFNER	Director	June 6, 2011
Richard B. Heffner

/S/ WILLIAM R. SNIPES	Director	June 6, 2011
William R. Snipes

/S/ GARY C. HILL	Director	June 6, 2011
Gary C. Hill

/S/ DAVID W. HOUSE	Director	June 6, 2011
David W. House